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Exhibit 14.5

Telefónica Celular, S. A.
Audited Financial Statements
As of December 31, 2003, 2002 (unaudited) and 2001
(unaudited)

Telefónica Celular, S. A.
Index to the Financial Statements
December 31, 2003, 2002 (unaudited) and 2001 (unaudited)

CONTENTS

Page (s)
Report of independent auditors	1
Financial statements:
Balance sheets	2
Statements of profit and loss	3
Statements of changes in shareholders' equity	4
Statements of cash flows	5
Notes to the financial statements	6 - 19

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
of Telefónica Celular, S. A.

        We have audited the accompanying balance sheet of Telefónica Celular, S. A., (the Company) as of December 31, 2003 and the related statements of profit and loss, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telefónica Celular, S. A., as of December 31, 2003 and the results of its operations, changes in shareholders' equity and cash flows for the year then ended in accordance with International Financial Reporting Standards as published by the International Accounting Standards Board.

        International Financial Reporting Standards vary in certain respect from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 16 to the financial statements.

June 4, 2004
PricewaterhouseCoopers
Interamérica, S. de R. L.—Tegucigalpa, Honduras

Exh 14.5-1

Telefónica Celular, S. A.
Balance Sheets
As of December 31, 2003 and 2002 (unaudited)

	2003		2002
			Unaudited
	(Expressed in lempiras—Note 2)
Assets
Non-current assets:
Intangible assets, net (Note 3)	L	104,464,496	L	101,650,935
Property, plant and equipment, net (Note 4)		335,030,859		472,968,126

Total non-current assets		439,495,355		574,619,061
Current assets:
Cash (Note 5)		1,279,893,827		449,154,279
Accounts receivable, net (Note 6)		143,351,358		177,023,594
Amounts due from related parties (Note 7)		270,598,674		257,692,584
Inventories (Note 8)		34,546,369		31,912,142
Prepaid expenses		3,111,956		2,892,956
Other current assets		2,347,269		2,999,044

Total current assets		1,733,849,453		921,674,599

Total assets	L	2,173,344,808	L	1,496,293,660

Liabilities and Shareholders' Equity
Shareholders' equity:
Authorized 20,000,000 common shares of L10 par value each, subscribed and paid 300,000 shares (Note 1)	L	3,000,000	L	3,000,000
Additional paid-in capital (Note 1)		141,610,125		141,610,125
Legal reserve		28,922,025		15,124,185
Retained earnings		1,644,967,618		1,030,849,068

Total shareholders' equity		1,818,499,768		1,190,583,378

Non-current liabilities:
Long-term loans (Note 9)		44,585,640		57,972,712

Current liabilities:
Short-term loans (Note 9)		43,234,560		41,225,040
Trade and other payables (Note 10)		114,206,060		103,182,765
Amounts due to related parties (Note 7)		49,571,369		28,059,839
Income tax payable		103,247,411		75,269,926

Total current liabilities		310,259,400		247,737,570

Contingencies and commitments (Note 14)
Total liabilities and shareholders' equity	L	2,173,344,808	L	1,496,293,660

The accompanying notes 1 to 16 form an integral part of these financial statements.

Exh 14.5-2

Telefónica Celular, S. A.
Statements of Profit and Loss
Years ended December 31, 2003, 2002 (unaudited) and 2001 (unaudited)

	2003		2002		2001
			Unaudited		Unaudited
	(Expressed in lempiras—Note 2)
Revenues (Note 12)	L	1,680,730,001	L	1,610,476,051	L	1,405,396,247

Cost and expenses:
Cost of interconnection and subscription and regulatory supervision		243,570,992		220,138,882		189,744,649
Equipment cost		40,745,434		155,424,556		187,620,878
Depreciation		181,726,027		198,532,230		161,384,736
Amortization		21,529,278		16,963,955		12,982,154
Personal cost		89,034,216		106,152,732		95,064,152
Dealer commissions		73,758,232		67,426,709		69,281,291
Advertising and promotion		56,521,940		37,144,712		27,219,849
Fees and services		32,256,745		25,879,691		23,519,206
Provision for impairment of accounts receivable		18,485,850		13,359,464		6,032,664
Others		86,533,885		92,547,579		119,934,312

		844,162,599		933,570,510		892,783,891

Operating profit		836,567,402		676,905,541		512,612,356
Finance costs (Note 13)		43,430,954		(10,835,328)		(34,139,569)

Profit before taxes		879,998,356		666,070,213		478,472,787
Charge for taxes (Note 11)		(252,081,966)		(166,616,727)		(121,185,772)

Net profit	L	627,916,390	L	499,453,486	L	357,287,015

The accompanying notes 1 to 16 form an integral part of these financial statements.

Exh 14.5-3

Telefónica Celular, S. A.
Statements of Changes in Shareholders' Equity
Years ended December 31, 2003, 2002 (unaudited) and 2001 (unaudited)

	Paid-in capital		Additional Paid-in capital		Legal reserve		Retained earnings		Total shareholders' equity
	(Expressed in lempiras—Note 2)
Balance as of December 31, 2000 (unaudited)	L	3,000,000	L	141,610,125	L	4,311,770	L	184,920,982	L	333,842,877
Profit for the year								357,287,015		357,287,015
Transfers						10,812,415		(10,812,415)

Balance as of December 31, 2001 (unaudited)	L	3,000,000	L	141,610,125	L	15,124,185	L	531,395,582	L	691,129,892
Profit for the year								499,453,486		499,453,486

Balance as of December 31, 2002 (unaudited)	L	3,000,000	L	141,610,125	L	15,124,185	L	1,030,849,068	L	1,190,583,378
Profit for the year								627,916,390		627,916,390
Transfers						13,797,840		(13,797,840)

Balance as of December 31, 2003	L	3,000,000	L	141,610,125	L	28,922,025	L	1,644,967,618	L	1,818,499,768

The accompanying notes 1 to 16 form an integral part of these financial statements.

Exh 14.5-4

Telefónica Celular, S. A.
Statements of Cash Flows
Years ended December 31, 2003, 2002 (unaudited) and 2001 (unaudited)

	2003		2002		2001
			Unaudited		Unaudited
	(Expressed in lempiras—Note 2)
Cash flows from operating activities
Net profit	L	627,916,390	L	499,453,486	L	357,287,015
Adjustments for:
Depreciation		181,726,027		198,532,230		161,384,736
Amortization		21,529,278		16,963,955		15,798,782
Unrealized exchange (gain) loss		(41,380,026)		6,450,506		48,168,783
Income tax charge		252,081,966		166,616,727		121,185,771
Interest income		(13,751,017)		(6,526,021)		(2,232,940)
Interest expense		6,620,190		21,670,426		35,212,824
Adjustment to reconcile working capital:
Increase in accounts receivable from related companies				(254,234,635)		(34,272,217)
Increase (decrease) in accounts payable to related companies		21,511,530		(83,050,302)		(11,027,044)
Decrease (increase) in accounts receivable		36,190,477		2,025,301		(24,857,993)
Decrease (increase) in inventories		(2,634,227)		24,634,419		10,483,731
Decrease (increase) in prepaid and other current assets		432,775		10,613,699		(2,929,969)
Increase in trade and other payable		10,019,385		7,464,925		(66,056,138)

Cash generated from operations		1,100,262,748		610,614,716		608,145,342
Interest received		13,748,752		5,855,630		1,562,549
Interest paid		(6,639,622)		(17,314,803)		(12,061,910)
Tax paid		(224,104,481		(187,359,330)		(59,111,895)

Net cash generated from operating activities		883,267,397		411,796,213		538,534,085

Cash flows from investing activities
Acquisition of intangible assets		(24,342,839)		(29,403,115)
Acquisition of property, plant and equipment		(43,788,760)		(98,570,030)		(246,134,993)

Net cash used in investing activities		(68,131,149)		(127,973,145)		(246,134,993)

Cash flows from financing activities
Loans obtained				100,980,000
Loans paid		(15,998,842)		(118,984,526)		(134,365,265)

Net cash used in financing activities		(15,998,842)		(18,004,526)		(134,365,263)

Effects of exchange rate changes		31,602,592		938,115		1,164,669

Net increase in cash		830,739,548		266,756,657		159,198,498
Cash at beginning of the year		449,154,279		182,397,622		23,199,124

Cash at end of the year	L	1,279,893,827	L	449,154,279	L	182,397,622

The accompanying notes 1 to 16 form an integral part of these financial statements.

Exh 14.5-5

Telefónica Celular, S. A.
Notes to the Financial Statements
December 31, 2003, 2002 (unaudited) and 2001 (unaudited)

1.     General Information

        The Company was incorporated in Honduras through public deed registered under No 48 dated November 3, 1987, under the name of Inversiones Rocafuerte, S. A., with a capital stock of L25,000. Through public document No 23 dated November 11, 1991, the minimum capital stock was set at L3,000,000 and the maximum at L10,000,000. Through public deed No 29 dated December 23, 1995, the resolution of the Shareholders' Meeting held October 25, 1995 in which it was agreed to amend the name of the company to Telefónica Celular, S. A. (CELTEL) for the purpose of exploiting and commercializing all activities related to communications and telecommunications systems, especially those related to mobile cellular telephone service, was made official. The average number of permanent employees on a proportional basis during 2003 was 264 (295 at December 31, 2002).

        The Company's shares are not traded in a public market and do not have any publicity trade debt. The Company is controlled by foreign companies Millicom Cellular International, S. A., Motorola, Inc., and Proempres, S. A.

        In the Shareholder's Meeting held on September 30, 1999, it was agreed that the Company would change from a fixed capital to a variable capital corporation, and the minimum capital was set at L3,000,000 and the maximum capital at L200,000,000. As of December 31, 2003 and 2002, the minimum capital is completely subscribed and paid, represented by 300,000 common shares of L10 par value each. This amendment is permitted by the commercial code of Honduras in order to increase or decrease the capital without additional legal formalities.

        In 1996 and 1999, the shareholders contributed additional capital in the amount of L141,610,125, which were provided in cash and by the capitalization of accounts payable to the shareholders.

        The Board of Directors approved these financial statements on February 16, 2004 for issuance.

2.     Summary of Significant Accounting Policies

        The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. Amounts presented for 2002 and 2001 are unaudited.

  Basis of preparation

        The financial statements of Telefónica Celular, S. A. have been prepared in accordance with International Financial Reporting Standards (IFRS). The financial statements have been prepared under the historical cost convention.

        The preparation of financial statements in conformity with IFRS requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management's best knowledge of current events and actions, actual results ultimately may differ from those estimates.

  Licenses

        The carrying value of licenses for the right to provide mobile cellular, wireless and other telephone services in Honduras is disclosed in Note 3.

Exh 14.5-6

        The Company operates in a industry that is subject to changes in competition, regulation, technology and subscriber base evolution. In addition, the terms of the licenses, which have been awarded for various periods, are subject to periodic review for, amongst other things, rate making, frequency allocation and technical standards. Licenses are initially measured at cost and are amortized using the straight-line basis over 25 years according with term of the license and the concession contract. Licenses held, subject to certain conditions, are renewable and are generally non-exclusive. The company does not currently expect to be required to cease due to license reviews and renewals.

  Software purchased

        The Company capitalizes the cost of software purchased. It includes licenses and installation costs and internal expenses directly associated with the installations as travel expenses, materials and services. Purchased software is amortized when the software is ready for use on a straight-line basis over 5 years with a periodic evaluation for impairments as its ultimate use. Subsequent costs are expensed.

  Property, plant and equipment

        Property, plant and equipment is stated at cost and depreciated over the estimated useful life of the asset using the straight-line method. All repairs and maintenance expenditures are expensed as they occur. Maximum estimated useful lives are:

Networks equipment	5 years
Lease hold improvements	5 years
Other fixes asset	5 years

        The property, plant and equipment acquired under finance leases are depreciate over the shorter of the useful life of the asset or the lease term.

        Network equipment includes cost directly associated with the establishment of new networks primarily related to engineering and design work for the installation of the network and the systems integral to its operation.

        Property, plant, and equipment do not include borrowing costs.

  Inventories

        Inventories consist of cellular telephone equipment and related accessories, which are classified as trading inventory, and network equipment spares, which are classified as non-trading inventory. Inventory is stated at the lower of cost and net realizable value, with cost determined on a first-in, first-out basis.

  Foreign currency translation

  Transactions and balances

        The accounting records of the company are maintained in lempiras, the official currency of Honduras, represented by the symbol "L" in the financial statements.

        As of December 31, 2003, monetary assets and liabilities denominated in foreign currencies, have been translated using the exchange rates prevailing at year end. The exchange rate in the interbank market was L17.74 to US$1.00 as of December 31, 2003 (L16.92 to US$1.00 as of December 31, 2002).

        Any gain or loss arising from a variance in exchange rates subsequent to the date of the transaction is included as an exchange gain or loss in the statements of profit and loss.

Exh 14.5-7

  Revenue recognition

        The Company's revenue sources in the statements of profit and loss comprise the following:

  Revenues from provision of telecom services

        These recurring revenues consist of monthly subscription fees, airtime usage fees, interconnection fees, roaming fees, and short message services. Recurring revenues are recognized on an accrual basis, i. e. as the related services are rendered. Unbilled revenues for airtime usage and subscriptions fees resulting from services provided from the billing cycle date to the end of each month are recorded an actual basis.

  Connection revenues

        Connection fees are recognized when charged, i. e. upon initial signing of the contract with customers.

  Equipment revenues

        These revenues consist of the sale of handsets and accessories. Revenues from these sales are recognized at the time that the item is delivered to the customers.

  Prepaid cards

        Prepaid cards allow the forward purchase of a specified amount of airtime by customers. Revenues are recognized as credit is used. Unutilized airtime is carried in the balance sheet and is included under deferred revenue within other payables.

  Cost of sales

        The primary cost of sales incurred by the company in relation to the provision of telecommunication services relate to interconnection costs, roaming costs, frequencies cost, costs of handsets and other accessories sold, and regulators fees. Costs of sales are recorded on an accrual basis.

  Customer acquisition costs

        Specific customers acquisition costs, including handset subsidies and free phone promotions, are charged to sales and marketing expenses when the subscriber is activated. Advertising costs are charged to expenses when incurred and amount to L80,773,203 for the year ended December 31, 2003 (2002: L81,556,434).

  Leases

        Operating lease rentals are charged to the statements of profit and loss on a straight-line basis over the life of the lease.

  Taxation

        Corporate tax is applied at the applicable current rates on taxable profits. There are no temporary differences between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Consequently, the Company has not recognized any deferred income tax.

Exh 14.5-8

  Financial instruments

        A financial instrument is any contract that gives rise to both a financial asset of one enterprise and a financial liability or equity instrument of another enterprise.

        Fair value is defined as the amount at which the instruments could be exchanged in a current transaction between knowledgeable willing parties in an arm's length transaction, other than in a forced or liquidation sale. The carrying value of the Company's financial instruments approximate their fair value at December 31, 2003 and 2002.

  Borrowings

        Borrowings are initially recognized at the amount of proceeds received. Borrowings consist primarily of bank loans bearing market rates of interest that vary on a regular basis. Borrowing costs are expensed as incurred.

  Trade receivables

        Trade receivables are carried at original invoice amount less provision made for impairment of these receivables. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the carrying amount and the recoverable amount, being the present value of expected cash flows, discounted at the market rate of interest for similar borrowers.

  Other

        The carrying value of other financial instruments such as cash and cash equivalents, accounts receivable and accounts payable including related parties, approximate their fair value at December 31, 2003 and 2002 due their short-term nature.

  Financial risk management

        The Company's activities expose it to a variety of financial risks including foreign currency exchange rate, interest rate and credit risk. The Company's policy is not to enter into derivatives instruments, neither for speculative purposes nor to hedge a financial position.

  Liquidity risk

        The current assets of the Company exceeds its present current and non-current obligations on an ongoing basis. Based on these evaluations, the Company devises strategies to manage its liquidity risk.

  Interest rate risk

        The Company has no significant interest bearing assets and liabilities.

  Credit risk

        Financial instruments that potentially subject the company to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The counter-parties to the agreements relating to the Company's cash and cash equivalents are significant financial institutions. Management does not believe there is a significant risk of non-performance by these counter-parties. Accounts receivable are derived from the provision of telecom services to a large number of customers, including businesses and individuals. The concentration of credit risk related to accounts receivable is therefore limited.

Exh 14.5-9

        The Company has a concentration of credit risk for accounts receivable from the local Government telecommunication company and with certain related parties (see Notes 6 and 7). The company maintains a provision for impairment of trade receivables based upon the expected collectability of all trade accounts receivable.

  Foreign exchange risk

        The Company seeks to reduce its foreign currency exposure through a policy of matching, as far as possible, assets and liabilities denominated in foreign currencies.

  Impairment of non-financial assets

        Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset's carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use.

  Provisions

        Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Estimates are based on the best judgments of management at the date of the financial statements.

  Legal reserve

        According to the Code of Commerce, a legal reserve is established by transferring an amount not less than 5% of the company's net profit for the year, until that reserve represents 20% of the paid in and additional capital.

  New and revised accounting standards

        During 2003 and to the date of approval of these financial statements, the International Accounting Standards Board ("IASB") released 15 revised standards, including revised IAS 32, IAS 39 and 13 other standards in its "Improvements to International Accounting Standards" publication as well as International Financial Reporting Standard 2 "Share based payments". The Company is currently assessing the impact of these new and revised standards, which will come into force on January 1, 2005.

  Cash and cash equivalents

        Cash and cash equivalents are carried in the balance sheet at cost. For the purposes of the cash flow statement, cash and cash equivalents comprise cash on hand and deposits held at call with banks.

Exh 14.5-10

3.     Intangible Assets

        Intangible assets at December 31, 2003 and 2002, are as follows:

	Licenses (Note 14)		Software Purchased		Total
At December 31, 2003
Cost
Balance as of December 31,2002	L	68,197,604	L	85,760,391	L	153,957,995
Additions				24,342,839		24,342,839

Balance as of December 31,2003		68,197,604		110,103,230		178,300,834

Amotization
Balance as of December 31,2002		25,804,599		26,502,461		52,307,060
Additions		2,291,514		19,237,764		21,529,278

Balance as of December 31,2003		28,096,113		45,740,225		73,836,338

Net book value	L	40,101,491	L	64,363,005	L	104,464,496

At December 31, 2002 (Unaudited)
Cost
Balance as of December 31,2001	L	68,197,604	L	56,357,276	L	124,554,880
Additions				29,403,115		29,403,115

Balance as of December 31,2002		68,197,604		85,760,391		153,957,995

Amotization
Balance as of December 31,2001		23,513,085		11,830,020		35,343,105
Additions		2,291,514		14,672,441		16,963,955

Balance as of December 31,2002		25,804,599		26,502,461		52,307,060

Net book value	L	42,393,005	L	59,257,930	L	101,650,935

Exh 14.5-11

4.     Property, Plant, and Equipment

        Property, plant and equipment as of December 31, 2003 and 2002, are as follows:

	Networks equipment		Land and leasehold improvements		Others fixes asset		Works in progress		Total
At December 31, 2003
Cost
Balance as of December 31, 2002	L	931,925,815	L	34,739,158	L	127,819,504	L	3,613,209	L	1,098,097,686
Additions		11,302,289		1,974,377		6,706,041		23,806,053		43,788,760
Disposals						(1,015,261)				(1,015,261)
Transfer		9,996,932						(9,996,932)

Balance as of December 31, 2003		953,225,036		36,713,535		133,510,284		17,422,330		1,140,871,185

Accumulated depreciation
Balance as of December 31, 2002		522,651,247		18,893,613		83,584,700				625,129,560
Additions		154,369,214		6,115,946		21,240,867				181,726,027
Disposals						(1,015,261)				(1,015,261)

Balance as of December 31, 2003		677,020,461		25,009,559		103,810,306		.		805,840,326

Net book value	L	276,204,575	L	11,703,976	L	29,699,978	L	17,422,330	L	335,030,859

At December 31, 2002 (Unaudited)
Cost
Balance as of December 31, 2001	L	849,890,376	L	33,679,131	L	111,785,714	L	11,164,485	L	1,006,519,706
Additions		11,752,269		1,060,027		18,927,906		66,829,828		98,570,030
Disposals		(4,097,934)				(2,894,116)				(6,992,050)
Transfer		74,381,104						(74,381,104)

Balance as of December 31, 2002		931,925,815		34,739,158		127,819,504		3,613,209		1,098,097,686

Accumulated depreciation
Balance as of December 31, 2001		365,206,289		11,610,845		56,772,246				433,589,380
Additions		162,144,692		7,282,768		29,104,770				198,532,230
Disposals		(4,097,934)				(2,894,116)				(6,992,050)

Balance as of December 31,2002		523,253,047		18,893,613		82,982,900				625,129,560

Net book value	L	408,702,768	L	15,845,545	L	44,836,604	L	3,613,209	L	472,968,126

        The Company performs its commercial activities in leased buildings. (Note 14).

Exh 14.5-12

5.     Cash

        A detail of cash is presented are as follows:

	2003		2002
			Unaudited
Local currency:
Cash in banks	L	53,561,349	L	48,104,113

Foreign currency:
Local banks—cash		29,288,678		36,829,237
Foreign banks—cash		1,197,043,800		364,220,929

		1,226,332,478		401,050,166

	L	1,279,893,827	L	449,154,279

        The cash in foreign bank includes L753,060,000 (US$42,000,000) correspond to cash reserves to cover short-term dividend payments (Note 15). These funds are deposited in the Banque Invik, a related party.

6.     Accounts Receivable

        The accounts receivable as of December 31, 2003 and 2002 are shown as follows:

	2003		2002
			Unaudited
Customers	L	57,934,375	L	113,258,100
Empresa Hondureña de Telecomunicaciones (HONDUTEL)		96,913,030		80,443,213
Officers and employees		76,063		42,948
Dealers		7,630,605		7,999,830
Other		5,865,950		448,217

		168,420,023		202,192,308
Less—provision for impairment of accounts receivable		(25,068,665)		(25,168,714)

	L	143,351,358	L	177,023,594

        Accounts receivable from customers are invoiced in dollars and normally collected at an equivalent amount in lempiras.

        The movement in the provision for impairment of accounts receivable at December 31, 2003 and 2002 are detailed as follows:

	2003		2002
			Unaudited
Opening balance	L	25,168,714	L	24,508,336
Impairment charge		18,485,850		13,359,464
Exchange rate movement		1,160,004		1,524,726
Write offs		(19,745,903)		(14,223,812)

Closing year	L	25,068,665	L	25,168,714

Exh 14.5-13

7.     Related Party Transactions

        The Company considers related parties to be its shareholders, directors and companies with which it has shareholders in common and complementary transactions. Balances with related parties as of December 31, 2003 and December 31, 2002 are as follows:

	2003			2002
				Unaudited
Accounts receivable:
Millicom International Cellular, S. A.	L	161,510,405	(a)	L	153,429,100
Motorola, Inc.		26,622,300	(a)		25,384,950
Proempres, S. A.		79,918,085	(a)		76,203,645
Telemóvil (El Salvador)		1,634,321			1,486,743
COMCEL (Guatemala)		913,563			1,188,146

	L	270,598,674		L	257,692,584

Accounts payable:
Motorola, Inc.	L	48,571,286		L	25,384,950
Telemóvil (El Salvador)		723,014			1,486,743
COMCEL (Guatemala)		277,069			1,188,146

	L	49,571,369	(b)	L	28,059,839

(a)
Advances to shareholders for short term dividends. (Note 15)

(b)
Short-term accounts payable originated in trading activities.

        The principal transactions with related parties, for the years ended December 31, 2003 and 2002, are as follows:

	2003		2002		2001
			Unaudited		Unaudited
Purchase of network equipment	L	54,891,809	L	55,431,295	L	136,355,938

Charges for services received	L	15,803,211	L	11,442,040	L	111,110,141

Exh 14.5-14

8.     Inventories

        Inventories at December 31, 2003 and 2002 are as follows:

	2003		2002
			Unaudited
Trading inventories	L	10,808,221	L	13,095,770
Non trading inventories		23,738,148		18,816,372

Total inventories	L	34,546,369	L	31,912,142

9.     Borrowings

        Borrowings comprise:

  a)
  Borrowings due after more than one year:

	2003		2002
			Unaudited
Banco Atlántida, S. A. at 6.375%	L	60,798,600	L	73,432,102
Less—portion payable within one year		16,212,960		15,459,390

Long-term	L	44,585,640	L	57,972,712

        Payable in U. S. dollars in 20 quarterly installments of US$225,000 each, and final due date on August 27, 2007.

  b)
  Borrowings due within one year:

	2003			2002
				Unaudited
Banco Financiera Centroamericana, S. A., at 6%	L	27,021,600	(a)	L	25,765,650
Portion of long-term loans payable within one year		16,212,960			15,459,390

	L	43,234,560		L	41,225,040

    (a)
    Payable in U.S. dollars, at maturity in April 28, 2004.

      Future payments of long-term loans for the next 3 years, follows:

December 31
2005	L16,212,960
2006	16,212,960
2007	12,159,720

L44,585,640

    Bank loans are not secured or subject to covenants and restrictions. The carrying amount of bank loans, approximate to fair value because the interest rates, though generally fixed, are variable based upon inflation and devaluation changes in the Honduran market.

Exh 14.5-15

10.   Trade and Other Payables

        Trade and other payables at December 31, 2003 and 2002 are as follows:

	2003		2002
			Unaudited
Comisión Nacional de Telecomunicaciones (CONATEL)	L	17,316,967	L	26,216,274
Empresa Hondureña de Telecomunicaciones (HONDUTEL)		13,407,647		11,431,653
Deferred revenue (Pre-paid cards)		12,889,516		7,725,822
Trade		15,974,223		8,831,993
Sales tax		13,011,744		10,081,751
Interest payable		429,011		448,443
Ericsson Telecom, S. A.				2,118,234
Subscriber deposits		11,504,904		9,868,522
Accrued expenses		18,352,746		15,887,251
Other accounts payable		11,319,302		10,572,822

	L	114,206,060	L	103,182,765

        At December 31, 2003, accounts payable include balances payable in U.S. dollars for L29,302,193 (equivalent to US$1,626,598) (L70,061,457 equivalent to US$4,078,771 in 2002).

11.   Taxes

        Income tax at December 31, 2003 and 2002 and 2001 was calculated as follows:

	2003			2002		2001
				Unaudited		Unaudited
Profit before tax	L	879,998,356		L	666,070,213	L	478,472,781

Tax calculated at a tax rate of 25%		219,999,589			166,517,553		119,618,195
Expenses not deductible for tax purposes		(11,911,314)			(144,142)		1,808,508
Temporary contribution to Government		43,949,918	(a)
Tax on capital gains		43,773			243,316
Credit for generation of new employment							(240,931)

Tax charge	L	252,081,966		L	166,616,727	L	121,185,772

(a)
In 2003, the Tax Equity Law came into force. This law establishes the payment of a 5% temporary contribution to Government on the excess over L1,000,000 of net taxable income. This temporary contribution to Government will be in force for a period of four fiscal years, expiring in 2006. It is considered as non-deductible expense for income-tax purposes.

12.   Revenues

        Revenues are summarized as follows for the year ended December 31:

	2003		2002		2001
			Unaudited		Unaudited
Provision of telecom services	L	1,603,349,388	L	1,422,429,695	L	1,177,600,078
Equipment revenues		46,759,400		157,898,942		191,725,742
Connections and reconnections revenues		18,007,942		15,179,095		1,071,933
Other revenues		12,613,271		14,968,319		34,998,494

	L	1,680,730,001	L	1,610,476,051	L	1,405,396,247

Exh 14.5-16

13.   Finance Cost

        Finance cost are summarized as follows for the year ended December 31:

	2003		2002		2001
			Unaudited		Unaudited
Interest income	L	13,751,017	L	6,526,021	L	2,232,940
Interest expense		(6,620,190)		(21,670,426)		(35,212,824)
Foreign exchange gains, net		36,300,127		4,309,077		(1,159,685)

	L	43,430,954	L	(10,835,328)	L	(34,139,569)

14.   Contingencies and Commitments

  Contingencies—

  a)
  On June 23, 2003, the Company was notified by the Tribunal Superior de Cuentas regarding a civil liability originating from a financial and legal compliance audit of the Comisión Nacional de Telecomunicaciones (CONATEL) for the period December 25, 1997 to March 7, 2002. In this notification, certain payments made by the Company with respect to the use of the cellular phone concession are questioned. The amount claimed totals L12,356,870, plus surcharges.

    The Company's legal counsel considers that the claim does not have a legal basis and has challenged this civil suit. The Company's management estimates that no additional payment will be made as a result of this claim.

  b)
  The income tax returns for the years ended December 31, 2003 and 2002 have not been reviewed by tax authorities. According to current tax legislation, income tax returns are subject to review by tax authorities up to 5 years from the date of their filing. The Company does not expect additional payments.

  Commitments—

  a)
  Concession with HONDUTEL and CONATEL

    On August 7, 1995, Inversiones Rocafuerte, S. A., signed a concession agreement with Empresa Hondureña de Telecomunicaciones (HONDUTEL) for the exploitation of cellular telephony in the Republic of Honduras. Through decree No 37-96 dated March 19, 1996, published in the official newspaper La Gaceta on June 8, 1996, the National Congress approved the aforementioned agreement. In July 2000, the Comisión Nacional de Telecomunicaciones (CONATEL) authorized to CELTEL an extension to operate the Band A for a period of 25 years, due to CONATEL also authorized to other competing operator, the same period of years to operate the Band B. The amount to pay for the extension for the 15 additional years, it is not defined at the date of the financial statements.

    This agreement contains the following clauses:

    Concession Cost—

    The Company paid to CONATEL, licenses for US$5,100,000 (L56,701,800), which expire on June 8, 2021.

    Other Costs—

    The Company should pay to CONATEL fees for the number of subscribers and supervision.

Exh 14.5-17

    The Company is currently negotiating a reduction of annual fee per number of subscribers, in reciprocity for the treatment that the other competing operator.

    Other Commitments of the Concession

    CELTEL has various commitments derived from the concession with respect to the exploitation of other services, telecommunications, interconnection, cellular and fixed telephony, change of traffic with other official and individual operators, described extensively in the respective agreements.

  b)
  Agreement with MOTOROLA

    In April 8, 1996 the Company subscribed a supply contract with Motorola for the supply of networks equipment, software and other services. The price for the initial system specified in the contract is US$ 7,951,617. The Company and Motorola has been signed several amendments on this contract.

  c)
  Rent Contracts

    At December 31, 2003, the Company had signed several contracts to lease property. The Company recorded expenses in the amount of L21,683,436 (L16,780,423 in 2002) for rent paid in 2003. The most important contracts expire in 2007.

    The future aggregate minimum lease payments under operating leases are as follows:

	2003		2002
Non later than 1 year	L	13,307,211	L	745,328
Later than 1 year and not later than 5 years		77,352,958		76,103,003
Later than 5 years		314,143,200		315,509,040

	L	404,803,369	L	392,357,371

15.   Subsequent Events

  Network contract

        On January 20, 2004, the Company signed a contract with Ericsson AB and Ericsson de Honduras, S. A. for the implementation of a cellular telephony GSM network. This contract amounts to US$9,753,678, broken down into software with a value of US$4,008,406 and equipment and civil works for US$5,745,272.

  Dividend

        At the Annual General Meeting on January 16, 2004 dividends of L1,633,180,223 (US$91,886,947) were approved. These dividends were paid in cash and compensating the accounts receivable from related parties (Note 7) and they are exempt of taxes according to the Honduran current fiscal laws.

16.   Reconciliation to US GAAP

        The financial statements of the Company have been prepared in accordance with IFRS. If the financial statements had been prepared under accounting principles generally accepted in the United States of America ("US GAAP") the following principal differences would arise:

        Under IFRS, the Company recognizes revenues for initial connection and reconnection fees when the customer is connected and able to use the service.

Exh 14.5-18

        Under US GAAP, the Company applies the guidance in Staff Accounting Bulletin No. 101 (SAB 101), Revenue recognition in Financial Statements, and Staff Accounting Bulletin No. 104 (SAB 104), Revenue recognition. Under this guidance, the Company evaluates each element of a customer arrangement to determine the appropriate period for recognition of revenues. Revenues on connection and reconnection fees are deferred and recognized as revenues on a pro rata basis over the estimated life of the customer relationship. In 2003 management changed its estimate of the life of such relationship from 1 to 2 years and applied this change prospectively. The effect on net income of this change in 2003 is a loss of L(563,000).

        The above item gives rise to the following difference in net profit and shareholder's equity recorded under U.S. GAAP (amounts in thousands of Lempiras):

  Net profit reconciliation:

	2003		2002		2001
			Unaudited		Unaudited
Net profit for the year reported under IFRS	L	627,916	L	499,453	L	357,287
Items (decreasing) increasing reported profit:
Recognition of connection fees		(281)		(838)		660

Net profit under US GAAP	L	627,635	L	498,615	L	357,947

  Shareholder's equity reconciliation:

	2003		2002
			Unaudited
Shareholders' equity under IFRS	L	1,818,500	L	1,190,583
Items (decreasing) increasing reported equity:
Recognition of connection fees		(459)		(178)

Shareholders' equity under US GAAP	L	1,818,041	L	1,190,405

Exh 14.5-19

QuickLinks

  Exhibit 14.5
Telefónica Celular, S. A. Index to the Financial Statements December 31, 2003, 2002 (unaudited) and 2001 (unaudited)
CONTENTS
REPORT OF INDEPENDENT AUDITORS
Telefónica Celular, S. A. Balance Sheets As of December 31, 2003 and 2002 (unaudited)
Telefónica Celular, S. A. Statements of Profit and Loss Years ended December 31, 2003, 2002 (unaudited) and 2001 (unaudited)
Telefónica Celular, S. A. Statements of Changes in Shareholders' Equity Years ended December 31, 2003, 2002 (unaudited) and 2001 (unaudited)
Telefónica Celular, S. A. Statements of Cash Flows Years ended December 31, 2003, 2002 (unaudited) and 2001 (unaudited)
Telefónica Celular, S. A. Notes to the Financial Statements December 31, 2003, 2002 (unaudited) and 2001 (unaudited)